                                                                       Exhibit 2

                              AMENDED AND RESTATED


                     PLAN OF CONVERSION AND REORGANIZATION

                                       OF

                      HERITAGE FINANCIAL CORPORATION, MHC

                               TABLE OF CONTENTS

1.   INTRODUCTION........................................................  1

2.   DEFINITIONS.........................................................  2

3.   PROCEDURES FOR CONVERSION...........................................  8

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS.......................... 11

5.   SALE OF SUBSCRIPTION SHARES......................................... 11

6.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK............. 12

7.   RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY............. 14

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)...  14

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)............. 15

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENT ELIGIBLE ACCOUNT HOLDERS
     (THIRD PARTY)....................................................... 15

11.  SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).............. 16

12.  MINORITY STOCKHOLDERS (FIFTH PRIORITY).............................. 17

13.  COMMUNITY OFFERING (SIXTH PRIORITY)................................. 17

14.  SYNDICATED COMMUNITY OFFERING....................................... 19

15.  LIMITATION ON PURCHASES AND OWNERSHIP............................... 20

16.  PAYMENT FOR CONVERSION STOCK........................................ 22

17.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS........ 23

18.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT..... 25

19.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES................... 25

20.  ESTABLISHMENT OF LIQUIDATION ACCOUNT................................ 26

21.  VOTING RIGHTS OF STOCKHOLDERS......................................... 27

22.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION...................... 27

23.  REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS
     FOLLOWING THE CONVERSION.............................................. 28

24.  TRANSFER OF DEPOSIT ACCOUNTS.......................................... 29

25.  REGISTRATION AND MARKETING............................................ 29

26.  TAX RULINGS OR OPINIONS............................................... 29

27.  STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS......................... 30

28.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY............... 31

29.  PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK.......................... 32

30.  CHARTER AND BYLAWS.................................................... 32

31.  CONSUMMATION OF CONVERSION AND EFFECTIVE DATE......................... 33

32.  EXPENSES OF CONVERSION................................................ 33

33.  AMENDMENT OR TERMINATION OF PLAN...................................... 33

34.  CONDITIONS TO CONVERSION.............................................. 34

35.  INTERPRETATION........................................................ 34

                    PLAN OF CONVERSION AND REORGANIZATION OF

                      HERITAGE FINANCIAL CORPORATION, MHC

1.   INTRODUCTION

     This Plan of Conversion and Reorganization (the "Plan") provides for the conversion of Heritage Financial Corporation, MHC, a state of Washington mutual holding company (the "Mutual Holding Company") into Heritage Financial Corporation, a capital stock corporation organized under the state law of Washington (the "Holding Company"). The Mutual Holding company currently owns a majority of the common stock of Heritage Savings Bank (the "Bank"), a stock savings bank which is headquartered in Olympia, Washington. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization which will provide the Holding Company and the Bank with greater flexibility and capital resources to respond to changing regulatory and market conditions and to effect corporate transactions, including mergers and acquisitions. The Holding Company will offer its Common Stock upon the terms and conditions set forth herein to Eligible Account Holders, the Employee Plans established by the Bank or the Holding Company, Supplemental Eligible Account Holders, Other members, and Minority Stockholders in the respective priorities set forth in this Plan. Any shares of Conversion Stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public who reside in the Bank's Community directly by the Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. As part of the Conversion, each Minority Stockholder will receive Common Stock of the Holding Company in exchange for Minority Shares. The Conversion will result in the voting interests of the Mutual Holding Company's members being transferred to persons who purchase Conversion Stock in the Offering and persons who exchange common stock to the Bank for Common Stock of the Holding company. The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank will continue to be regulated by the Division as its chartering authority. The Bank also will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

     This Plan, as amended, has been adopted by the Board of Directors of the Mutual Holding Company, and must also be adopted by (i) the affirmative vote of a majority of the total number of votes entitled to be cast by Voting Members of the Mutual Holding Company at a Special Meeting of Members to be called for that purpose, (ii) holders of at least two-thirds of the outstanding common stock of the Bank at the Special Meeting of Stockholders, and (iii) at least a majority of the votes cast, in person or by proxy, of the Minority Stockholders. Prior to the submission of this Plan to the Voting Members and stockholders of the Bank for consideration, the Plan must be approved by the Applicable Regulatory Authorities.

2.   DEFINITIONS

     For the purposes of this Plan, the following terms have the following meanings:

     ACCOUNT HOLDER:  Any Person holding a Deposit Account in the Bank.

     ACTING IN CONCERT: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     AFFILIATE: Any person that controls, is controlled by, or is under common control with another person.

     APPLICABLE REGULATORY AUTHORITIES: The Division, FDIC or Fed, as applicable in the circumstances.

     ASSOCIATE: The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 8 through 15 hereof, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified

Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank or the Holding Company, if utilized, or any of its parents or subsidiaries.

     BANK: Heritage Savings Bank in its current stock form or in the form following the Conversion, as the context of the reference indicates.

     BANK MERGER: The merger of the Interim Bank with the Bank as set forth in this Plan pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company.

     CODE:  The Internal Revenue Code of 1986, as amended.

     COMMON STOCK: The shares of common stock, no par value per share, to be issued by the Holding Company.

     COMMUNITY: The Washington counties of Thurston, Pierce, Mason and Lewis, which constitute the Bank's "local community".

     COMMUNITY OFFERING: The offering for sale to certain members of the general public directly by the Holding Company of any shares not subscribed for in the Subscription Offering.

     CONTROL (including the terms "controlled by", "controlling" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     CONVERSION: The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, including the MHC Merger, the Bank Merger, the Share Exchange and the Offering, and all steps incident or necessary thereto.

     CONVERSION STOCK: The Subscription Shares and the Exchange Shares issued in the Conversion.

     DEPOSIT ACCOUNT: The term Deposit Account means any withdrawable account as defined in Revised Code of Washington ("RCW") 32.32.180, including certificates of deposit.

     DIRECTOR: A member of the Board of Directors of the Bank, the Holding Company or the Mutual Holding Company, as appropriate in the context.

     DIVISION:  Washington Department of Financial Institutions, Division of
Banks.

     ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit on the Eligibility Record Date and the date of the adoption of this Plan for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

     ELIGIBILITY RECORD DATE: The date for determining Eligible Account Holders of the Bank which is June 30, 1996.

     EMPLOYEES: All Persons who are employed by the Bank or the Mutual Holding Company.

     EMPLOYEE PLANS: The Tax-Qualified Employee Stock Benefit Plans of the Bank or the Holding Company.

     ESOP: An Employee Stock Ownership Plan and related trust established by the Bank or the Holding Company.

     ESTIMATED PRICE RANGE: The range of the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

     EXCHANGE RATIO: The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio shall be determined as of the closing of the Conversion and shall be the rate that will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Common Stock of the Holding Company immediately upon completion of the Conversion as the percentage of Bank common stock owned by them in the aggregate immediately prior to the consummation of the Conversion before giving effect to (i) the payment of cash in lieu of issuing fractional shares of Holding Company Common Stock, and (ii) any shares of Common Stock purchased by the Minority Stockholders in the Conversion.

     EXCHANGE SHARES: Shares of Common Stock, no par value per share, of the Holding Company issued to Minority Stockholders in exchange for Minority Shares.

     FDIC:  The Federal Deposit Insurance Corporation.

     FED: Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco.

     HOLDING COMPANY: The Washington corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Common Stock of the Holding Company will be issued in the Conversion to Participants and others.

     INDEPENDENT APPRAISER: The appraiser retained by the Mutual Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

     INTERIM BANK: One or more interim bank subsidiaries of the Bank or the Holding Company established by the Bank or the Holding Company to effect the Conversion.

     LIQUIDATION ACCOUNT: The account established for the Members as set forth in Section 20.

     MHC MERGER: The merger of the Mutual Holding Company with the Bank as set forth in this Plan.

     MINORITY SHARES: Any outstanding common stock of the Bank held by persons other than the Mutual Holding Company.

     MINORITY STOCKHOLDER: Any owner of Minority Shares immediately prior to the closing of the Conversion.

     MINORITY STOCK OFFERING: The offering of the Bank's common stock to persons other than the Mutual Holding Company in connection with the formation of the Mutual Holding Company.

     MUTUAL HOLDING COMPANY: Heritage Financial Corporation, MHC, the mutual holding company of the Bank.

     OFFERING: The offering for sale, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering, and Syndicated Community Offering (or underwritten public offering), as the case may be. The term "Offering" does not include the Common Stock of the Holding Company issued in exchange for Minority Shares pursuant to this Plan.

     OFFICER: An executive officer of the Bank, the Holding Company or the Mutual Holding Company as appropriate in the context.

     ORDER FORM: Any form (together with any attached cover letter) sent by the Bank to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription Offering.

     OTHER MEMBER: Any Member on the Voting Record Date who is not an Eligible Account Holder or Supplemental Account Holder.

     PARTICIPANT: Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder, Other Member or Minority Stockholder.

     PERSON: An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

     PLAN: The Plan of Conversion and Reorganization of the Mutual Holding Company, including the MHC Merger and the Bank Merger, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

     PLAN OF MERGER: This document effecting the merger of the Mutual Holding Company with and into the Bank and cancellation of Bank shares held by the Mutual Holding Company.

     PROSPECTUS: The one or more documents used in offering the Conversion Stock in the Offering and the Exchange Shares.

     QUALIFYING DEPOSIT: The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     RECOGNITION PLANS: The Bank's Recognition and Retention Plans and Trusts adopted by the Board of Directors of the Bank and/or the Holding Company.

     RESIDENT: Any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuiness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize such evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank. A Participant must be a "Resident" for purposes of determining whether such person "resides" in the Community as such term is used in this Plan.

     SEC:  The Securities and Exchange Commission.

     SHARE EXCHANGE: The Exchange of Minority Shares for Holding Company Common Stock in the Conversion.

     SPECIAL MEETING OF MEMBERS: The special meeting of members of the Mutual Holding Company and any adjournments thereof held to consider and vote upon this Plan.

     SPECIAL MEETING OF STOCKHOLDERS: The special meeting of stockholders of the Bank and any adjournments thereof held to consider and vote upon the Plan.

     SUBSCRIPTION OFFERING:  The offering of Conversion Stock to Participants.

     SUBSCRIPTION PRICES: The price per share of Conversion Stock to be paid by Participants in the Subscription Offering and Persons of the Community Offering.

     SUBSCRIPTION SHARES: The no par value common stock offered and issued by the Holding Company in the Offering, Subscription Shares do not include Bank common stock held by the Minority Stockholders exchanged for shares of Common Stock of the Holding Company in the Share Exchange.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any Person, other than Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not a Eligible Account Holder.

     SUPPLEMENTAL ELIGIBILITY RECORD DATE: The date for determining Supplemental Eligible Account Holders, as determined according to applicable law.

     SYNDICATED COMMUNITY OFFERING: The offering of Conversion Stock following the Subscription and Community Offerings through a syndicate of broker-dealers.

     TAX-QUALIFYING EMPLOYEE STOCK BENEFIT PLAN: Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meets its regulatory capital requirement. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

     VOTING MEMBER: Any Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Mutual Holding Company pursuant to its charter and bylaws.

     VOTING RECORD DATE: The date fixed by the Directors in accordance with applicable law for determining eligibility to vote at the Special Meeting of Members and/or the Special Meeting of Stockholders.

3.   PROCEDURES FOR CONVERSION

     A. After approval of the Plan by the Board of Directors of the Bank, the Plan shall be submitted together with all other requisite material to the Division , FDIC and Fed, as applicable for its approval. Notice of the adoption of the Plan by the Board of Directors of the Holding Company and the submission of the Plan to applicable regulators for approval will be published in a newspaper having general circulation in each community in which an office of the Bank is located and copies of the Plan will be made available at each office of the Bank for inspection by the Members. Upon receipt of notice from the applicable regulators to do so, the Mutual Holding Company also will cause to be published a notice of the filing of an application to convert in accordance with the provisions of the Plan.

     B. The Plan will be submitted to a vote of (i) the Voting Members at the Special Meeting of Members, and (ii) the Stockholders of the Bank at the Special Meeting of Stockholders. The Mutual Holding Company may, at its option, mail to all Members of the Voting Record Date, at their last known address appearing on the records of the Bank, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the members at the Special Meeting of Members. The Holding Company will also mail to all Participants either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to the provisions of Sections 17 and 18 hereof. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage prepaid card which will be distributed with the proxy statement or letter, a copy of the Plan as well as the certificate of incorporation or bylaws of the Holding Company. Upon approval of the Plan by a majority of the total outstanding votes of the Voting Members, and a majority of the stockholders of the Bank (including a majority of the votes cast in person or by proxy by the Minority Stockholders at the Special Meeting), the Mutual Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering. The Conversion must be completed within 24 months of the approval of the Plan by the Voting Members, unless a longer time period is permitted by governing laws and regulations.

     C. The Conversion will be effected as follows, or in any other manner approved by the applicable regulators which is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to the Plan, the intent of the Board of Directors of the Mutual Holding Company and the Bank, and Applicable Regulatory Authorities regulations. Approval of the Plan by the Members and stockholders of the Bank shall also constitute approval of each of the conditions to the implementation of the Plan, including the Bank Merger and the MHC Merger, as discussed herein.

     1. The Bank will organize the Holding Company (which will become the stock holding company of the Bank) as a first tier subsidiary of the Bank.

     2. The Holding Company will organize Interim Bank as a wholly-owned subsidiary of the Holding Company.

     3. The Mutual Holding Company will merge with and into the Bank (the "MHC Merger") pursuant to the Plan of Merger attached hereto as Exhibit A between the Mutual Holding Company and the Bank whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplement Eligible Account Holder will receive an interest in the Liquidation Account of the Bank in exchange for such Member's interest in the Mutual Holding Company.

     4. Interim Bank will merge with and into the Bank (the "Bank Merger") with the Bank as the resulting entity pursuant to the Agreement of Merger attached hereto as Exhibit B between the Bank, the Holding Company and the Interim Bank whereby each Minority Stockholder shall receive Common Stock of the Holding Company in exchange for Minority Shares, based on the Exchange Ratio, with cash paid in lieu of fractional shares based upon the Actual Purchase Price.

     5. All of the shares of common stock of Interim Bank held by the Holding Company shall be converted into shares of common stock of the Bank.

     6. Contemporaneously with the Bank Merger, the Holding Company will offer for sale in the Offering Shares of Conversion Stock representing the pro forma market value of the Holding Company immediately prior to the Conversion.

     D. As part of the Conversion, each of the Minority Shares shall automatically, without further action of the holder thereof, be converted into and become the right to receive Common Stock based upon the Exchange Ratio established by the Board of Directors of the Holding Company and the Bank, subject to approval by Applicable Regulatory Authorities. The basis for exchange of Minority Shares for Common Stock shall be fair and reasonable and may, at the election of the Board of Directors, be supported by the opinion of an independent financial adviser. Options to purchase shares of Bank common stock which are outstanding immediately prior to the consummation of the conversion shall be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

     E. Concurrently with the filing of the Conversion Application with the Applicable Regulatory Authorities, the Holding Company shall also seek to register the

Conversion Stock with the SEC and any appropriate state securities authorities. In addition, if required by applicable law and regulations, the Bank shall prepare preliminary proxy materials as well as other applications and information for review by the Applicable Regulatory Authorities in connection with the solicitation of Voting Members and Minority Stockholder approval of the Bank Merger and the MHC Merger.

     F. The Articles of Incorporation of the Bank shall be amended upon consummation of the Conversion to reflect the establishment of the Liquidation Account. The Bylaws of the Bank shall be unaffected by the Conversion.

     G. The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Holding Company shall be located at the current offices of the Mutual Holding Company.

     H. Stockholders of the Bank shall have the right to dissent from the MHC Merger and the Bank Merger in the manner provided by Chapter 23B of the Washington Business Corporation Act, Revised Code of Washington Chapter 23B.13.

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS

     The Board of Directors of the Holding Company will take all necessary steps to complete the Conversion and the Offering. The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form Y-3 to be filed with the Fed and a Registration Statement on Form S-1 to be filed with the SEC. The Bank will be a wholly-owned subsidiary of the Holding Company unless the Holding Company is eliminated in the Conversion.

5.   SALE OF SUBSCRIPTION SHARES

     The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in Sections 8 and 13 of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting of Members and must be commenced in time to complete the Conversion within the time period specified in Section 3. The Common Stock will not be insured by the FDIC. The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Common Stock.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in Section 13 of this

Plan. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering may also be commended prior to the Special Meeting of Members. The offer and sale of Common Stock prior to the Special Meeting of Members shall, however, be conditioned upon approval of the Plan by the Voting Members and stockholders of the Bank.

     If feasible, any shares of Common Stock remaining after the Subscription and Community Offerings, will be sold in a Syndicated Community Offering as provided in Section 14 of this Plan in a manner that will achieve the widest distribution of the Common Stock. The sale of all Common Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the date the sale of Common Stock in the Syndicated Community Offering is Consummated and only if all unsubscribed for Common Stock is sold.

6.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

     The total number of shares (or a range thereof) of Common Stock to be issued and offered for sale in the Offering will be determined jointly by the Board of Directors of the Bank and Board of Directors of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings, subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Applicable Regulatory Authorities, if necessary. In particular, the total number of shares may be increased by up to 15% of the number of shares offered in the Subscription and Community Offerings if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions and the aggregate purchase price is not more than 15% above the maximum of the Estimated Price Range.

     All shares sold in the Offering will be sold at a uniform price per share referred to in this Plan as the Subscription Price. The aggregate purchase price for all shares of Common Stock will not be inconsistent with the estimated consolidated pro forma market value of the Holding Company. The estimated consolidated pro forma market value of the Holding Company will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Conversion Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the Applicable Regulatory Authorities if required. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Holding Company will not be deemed to be material so as to require a resolicitation of subscriptions. Based upon the independent valuation as updated prior to the commencement of the Subscription and Community Offerings, the Board of Directors of the Holding Company will fix the Subscription Price. If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering shall be equal to the Subscription Price.

     Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding company and to the Applicable Regulatory Authorities that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. An increase in the aggregate value of the Common Stock by up to 15% would not be deemed to be material. If such confirmation is not received, the Holding Company may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, extend the Conversion, establish a new Subscription Price and/or Estimated Price Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering to take such other action as the Applicable Regulatory Authorities may permit.

     The Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.   RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

     Upon the consummation of the Conversion, the Holding Company will own all of the capital stock of the Bank.

     The Holding Company will apply to the Applicable Regulatory Authorities to retain 50% of the proceeds of the Offering. The Holding Company believes that the Offering proceeds will provide economic strength to the Holding company and the Bank for the future of a highly competitive and regulated environment and would facilitate the possible expansion through acquisitions of financial service organizations, possible diversification into other related businesses and for other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by the Applicable Regulatory Authorities.

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greater of $250,000 in aggregate purchase price of the Conversion Stock issued in the Conversion, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the maximum purchase limitations specified in Section 15A and the minimum purchase limitation in Section 15C and exclusive of any increase in the total number of shares due to an increase in the Estimated Price Range up to 15%.

    B. In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders as of the Eligibility Record Date so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation to Conversion Stock equal to the lesser of 100 shares or the number of share subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders as of the Eligibility Record Date whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders as of the Eligibility

Record Date, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

     The Employee Plans of the Holding Company and the Bank shall receive, without payment, subscription rights to purchase in the aggregate up to 8% of the Common Stock offered in the Subscription Offering, including any shares of Common Stock to be issued in the Subscription Offering as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies of the Applicable Regulatory Authorities, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding company or the Bank.

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PARTY)

     A. Each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greater of $250,000 in aggregate purchase price of the Conversion Stock issued in the Conversion, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and Employee Plans under sections 8 and 9 hereof, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation in Section 15C and exclusive of any increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

     B. In the event that Supplemental Eligible Account Holders exercise Subscription Rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as of the Supplemental Eligibility Record Date so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lessor of 100 shares or the number of shares subscribed for by each such Supplemental Eligible account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders as of the Supplemental Eligibility Record date whose subscriptions remain unsatisfied in the proportion that the amount of Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders as of the Supplemental Eligibility Record Date.

11.  SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

     A. Each Other Member shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greater of $250,000 in aggregate purchase price of the Conversion Stock issued in the Conversion or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of any increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

     B. In the event that such Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of conversion stock subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated first to Other Members as of the Voting Record Date in proportion to the amounts of their relative subscriptions and thereafter to nonresident Other Members in proportion to the amounts of their relative subscriptions.

12.  MINORITY STOCKHOLDERS (FIFTH PRIORITY)

     A. Each Minority Stockholder as of the Voting Record Date shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greater of $250,000 in aggregate purchase price of the Conversion Stock issued in the Conversion or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

     B. In the event that such Minority Stockholders subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members, is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Minority Stockholders will be allocated among subscribing Minority Stockholders in proportion to the amounts of their relative subscriptions.

13.  COMMUNITY OFFERING (SIXTH PRIORITY)

     If less than the total number of shares of Common Stock to be subscribed for in the Offering are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to $250,000 in aggregate purchase price of the shares of Conversion Stock issued in the Conversion subject to the maximum purchase limitation specified in Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities.
Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. In offering the unsubscribed for shares to the public in the Community Offering, a number of shares equal to the lesser of 25% of the Conversion Stock or 25% of the Common Stock not subscribed for in the Subscription

Offering, at the discretion of the Holding Company, may be initially reserved for institutional investors. Shares offered in the Community Offering will be available for purchase by the general public and preference may be given to natural persons residing in the Bank's Local Community which consists of the counties of Thurston, Mason, Pierce, King, Snohomish, Kitsap, and Grays Harbor in the State of Washington (such natural persons referred to as the "Preferred Subscribers"). Any excess of shares, and those not subscribed for by institutional investors, will be available for purchase by the general public. The Holding Company shall make distribution of the Conversion Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Conversion Stock. The Holding Company reserves the right to reject any or all orders in whole or in part, which are received in the Community Offering. The number of shares of Conversion Stock that any person may purchase in the Community Offering shall not exceed the maximum purchase limitation specified in
Section 15A nor be less than the minimum purchase limitation specified in
Section 15C.

     To the extent that there are shares remaining after all subscriptions by institutional investors are filled, if the Preferred Subscribers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among the Preferred Subscribers in the manner which permits each such person to the extent possible, to purchase the number of shares necessary to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by such persons. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied in the proportion that the number subscribed for by each bears to the total number of shares subscribed for by all Preferred Subscribers whose subscriptions remain unsatisfied. To the extent that there are shares remaining after all subscriptions by Preferred Subscribers, any remaining shares will be allocated among members of the general public using the foregoing allocation as applied to Preferred Subscribers. The Holding Company may establish all other terms and conditions of such offer. It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the Applicable Regulatory Authorities.

14.  SYNDICATED COMMUNITY OFFERING

     If feasible, the Board of Directors may determine to offer all shares of Common Stock not subscribed for in the Subscription and Community Offerings will be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Common Stock subject to the right of the Holding Company to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any Associate or group of Persons acting in concert may purchase up to $250,000 in aggregate purchase price of the shares of Conversion Stock offered in the Conversion subject to the maximum purchase limitation specified in
Section 15A and the minimum purchase limitation specified in Section 15C and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Conversion Stock shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Alternatively, if a Syndicated Community Offering is not held, the Bank shall have the right to sell any shares of Conversion Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 15 hereof shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank, which will in no event exceed an amount deemed to be acceptable by the Applicable Regulatory Authorities.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Conversion Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the Applicable Regulatory Authorities.

15.  LIMITATION ON PURCHASES AND OWNERSHIP

     The following limitations shall apply to all purchases of shares of Conversion Stock and ownership of Conversion Stock upon completion of the
Conversion:

     A. The maximum number of shares of Common Stock which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed shares with an aggregate purchase price of $250,000, except for the Employee Plans which may subscribe for up to 8% of the Common Stock offered in the Subscription Offering (including shares issued in the event of an increase in the Estimated Price Range of 15%); provided, however, that, in the event the maximum purchase limitation is increased to allow purchase of shares of Conversion Stock with an aggregate purchase price that exceeds $250,000, orders for Conversion Stock in the Community Offering and in the Syndicated Offering (or, alternatively, an underwritten firm commitment public offering), if any, shall, as determined by the Bank, first be filled to a maximum of $250,000 in aggregate purchase price of shares of Conversion Stock offered and thereafter remaining shares shall be allocated, on an equal number of shares basis per order until all orders have been filled.

     B. The maximum number of shares of Common Stock which may be purchased in all categories of the Conversion by Officers and Directors of the Bank and their Associates in the aggregate, shall not exceed 20% of the Conversion Stock issued in the Conversion.

     C. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

     If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 14, inclusive, to any Person or that Person's Associates would be in excess of $250,000 in aggregate purchase price, the number of shares of Common Stock allocated to each such person shall be reduced to $250,000 in aggregate purchase price, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

     In addition to their purchase limitations, no person, together with any associate or group of persons acting in concert may, upon completion of the Conversion, own more than 2% of the Common Stock outstanding; provided that no Minority Stockholders will be required to dispose of Minority Shares if, without purchasing Conversion Stock, the Exchange Rate will result in ownership of an excess of 2% of the Common Stock.

     Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the approval of the Applicable Regulatory Authorities and without further approval of the Members, may decrease or further increase the purchase and ownership limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 9.99%. In the event that the maximum purchase limitation is increased, orders for Common Stock exceeding 50% of the shares of Conversion Stock issued in the Conversion shall not exceed, in the aggregate, 10% of the total shares of Conversion Stock sold in the Conversion. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Holding Company resolicit certain other large subscribers.

     In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be used in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, or Minority Stockholder levels, to fill unfulfilled subscriptions of such subscribers according to such respective priorities exclusive of the Adjusted Maximum; and
(iii) to fill unfulfilled subscriptions in the Community Offering exclusive of the Adjusted Maximum with preference given to natural persons residing in the Community.

     For purposes of this Section 15, the Directors of the Bank and the Holding Company shall not be deemed to be associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank or the Holding Company.

     Each Person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

16.  PAYMENT FOR CONVERSION STOCK

     All payments for Conversion Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the Holding Company, together with a properly completed and executed Order Form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion.

     Notwithstanding the foregoing, the Holding Company shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Offering and to thereafter submit payment by wire transfer for the Conversion Stock for which they are subscribing in the Offering at any time prior to 48 hours before the completion of the Conversion, unless such 48 hour period is waived by the Holding Company in its sole discretion.

     Payment for Conversion Stock subscribed for shall be made either in cash (if delivered in person), check, money order, certified or teller's check or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's Deposit Account at the Bank in an amount equal to the Subscription Price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at not less than the passbook annual rate on payments for Conversion Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription, Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Conversion, and therefore, will not do so.

17.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

     As soon as practicable after the Prospectus prepared by the Holding Company and Bank has been declared effective by the SEC, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members and Minority Stockholders at their last known addresses appearing on the records of the Bank for the purpose of Subscribing for shares of Conversion Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering. Notwithstanding the foregoing, the Bank may elect to send Order Forms only to those Persons who request them after receipt of such notice in a form approved by the Applicable Regulatory Authorities and which is adequate to apprise the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members and Minority Stockholders of the pendency of the Subscription Offering. Such notice may be included with the proxy statement for the Special Meeting of Members and the proxy statement for the Special Meeting of Stockholders and may also be included in the notice of the pendency of the Conversion and the Special Meeting of Members sent to all Eligible Account Holders in accordance with regulations of the Applicable Regulatory Authorities.

     Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company, the Bank, the Conversion Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

     A. A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than twenty (20), nor more than forty-five (45) days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

     B. The Subscription Price per share for shares of Conversion Stock to be sold in the Subscription and Community Offerings;

     C. A description of the minimum and maximum number of shares of Conversion Stock which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

     D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Conversion Stock for which such person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the Order Form has received a final copy of the prospectus prior to execution of the Order Form;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment, in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Deposit Account at the
Bank); and

     G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

     Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

18.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

     In the event Order Forms (a) are not delivered and are returned to the Holding Company or the Bank by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the Purchase Price prior to 48 hours before the completion of the Conversion, unless waived by the Holding Company, for the shares of Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Applicable Regulatory Authorities.

19.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which all of the following apply: A. a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; B. the issuance of subscription rights or the offer or sale of shares of Conversion Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; such registration or qualification would be impracticable for reasons of cost or otherwise.

20.  ESTABLISHMENT OF LIQUIDATION ACCOUNT

     The Bank shall establish at the time of Conversion a liquidation account in an amount equal to 66.31% (the Mutual Holding Company stock ownership interest in the Bank) of the Bank's total stockholders' equity as reflected in its June 30, 1997 statement of financial condition, which is the latest statement of financial condition expected to be contained in the final Prospectus utilized in the Conversion. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his Deposit Account balance at the Eligibility Record Date or to such balance as it may be subsequently reduced, as hereinafter provided.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the Extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such account holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Account Holders. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any June 30 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the liquidation account; or (ii) the net worth requirements contained in the Rules and Regulations of the Applicable Regulatory Authorities.

21.  VOTING RIGHTS OF STOCKHOLDERS

     Following consummation of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the holders of its capital stock. The holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

22.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All shares of Conversion Stock purchased or received by Directors or Officers of the Holding Company or the Bank in the Conversion shall be subject to the restriction that, except as provided in Section 22B, below, or as may be approved by the Applicable Regulatory Authorities, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

     B. The restriction on disposition of shares of Conversion Stock set forth in Section 22A above shall not apply to the following:

          (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the Applicable Regulatory Authorities; and

          (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

     C. With respect to all shares of Conversion Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

          (i) Each certificate representing shares restricted within the meaning of Section 22A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

          (ii) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

          (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Conversion Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Conversion Stock.

23. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

     For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the Applicable Regulatory Authorities, any outstanding shares of Common Stock of the Holding Company except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock of the Holding Company, the exercise of any options pursuant to a stock option plan or purchase of common stock of the Holding Company made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans or the Recognition Plans) which may be attributable to any Officer or Trustee. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

24.  TRANSFER OF DEPOSIT ACCOUNTS

     Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

25.  REGISTRATION AND MARKETING

     Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Bank or any holding company of the Bank. In addition, the Bank or Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the NASDAQ National Market.

26.  TAX RULINGS OR OPINIONS

     Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to Washington tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Holding Company or the Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

27.  STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

     A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Conversion, to the extent permitted by the terms of such benefit plans and this Plan.

     B. As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved the Bank's 1994 Stock Option Plan, 1997 Stock Option Plan, Employee Stock Ownership Plan, and 1994 Management and Directors Recognition Plans and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of Bank common stock pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Bank common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion,
(i) all rights to purchase, sell or receive Bank common stock and all rights to elect to make payment in Bank common stock under any agreement between the Bank and any Director, Officer or Employee thereof or under any plan or program of the Bank shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under existing Stock Option Plans shall be assumed by the

Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company common stock based upon the Exchange Ratio and the number of shares of Savings Bank Common Stock that were available thereunder immediately prior to consummation of the Conversion, and the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

     C. The Holding Company and the Bank are authorized to enter into employment agreements and their executive officers.

     D. The Holding Company and the Savings Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no such plans be established, no stock options shall be grated, and no shares of Conversion Stock shall be purchased pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion or (ii) the receipt of stockholder approval of such plans at the first annual meeting of stockholders following the Conversion.

28.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

     A. In accordance with Applicable Regulatory Authorities regulations, for a period of three years from the date of consummation of the Conversion, no Person, other than the Holding Company, shall directly or indirectly offer to acquire to acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the Applicable Regulatory Authorities.

     B. (i) The charter of the Bank contains a provision stipulating that no person, except the Holding Company, for a period of five years following the date of Conversion shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank, without the prior written approval of the Applicable Regulatory Authorities. In addition, such charter may also provide that for a period of five years following Conversion, shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In additional, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and shareholders shall not be permitted to cumulate their votes for the election of directors.

          (ii) The Articles of Incorporation of the Holding Company will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's common stock who beneficially owns in excess of 10% of such outstanding shares to be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Holding Company contain provisions which provide for staggered terms of the directors, noncumulative voting for directors, limitations on the call of special meetings, a fair price provision for certain business combinations and certain notice requirements.

     C.   For the purposes of Section 28.B(i):

          (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.

          (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

          (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise, and;

          (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a "security" as defined in 15 U.S.C. (S) 8c(a)(10).

29.  PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

     A. The Holding Company may not repurchase any shares of its capital stock during the first three years following consummation of the Conversion, other than pursuant to (i) an offer to repurchase made by the Holding Company on a pro rata basis to all of its stockholders and which is approved by the Applicable Regulatory Authorities, (ii) the repurchase of qualifying shares of a director, if any (iii) purchases in the open market by a Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund the plan, or (iv) a repurchase program approved by the Applicable Regulatory Authorities.

     B. The Bank shall not declare or pay a cash dividend on, or repurchase of any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of Applicable Regulatory Authorities. Otherwise, the Bank may declare dividends to make capital distributions in accordance with applicable law and regulations.

     C. Notwithstanding anything to the contrary in this Plan, the Holding Company may repurchase capital stock to the extent and subject to the requirements set forth in applicable statutes or regulations, or as otherwise may be approved by the Applicable Regulatory Authorities.

30.  CHARTER AND BYLAWS

     By voting to adopt this Plan, Members of the Mutual Holding Company will be voting to adopt a Stock Certificate of Incorporation and Bylaws for a Washington corporation attached as Exhibits D and E to this Plan.

31.  CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

     The Effective Date of the Conversion shall be the date upon which the Articles of Combination shall be filed with the Division of Banks with respect to the MHC Merger and the Bank Merger, with the Bank being the surviving institution in each case. The Articles of Combination shall be filed with the Applicable Regulatory Authorities after all requisite regulatory, member and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Conversion Stock have been received. The Closing of the sale of all shares of Conversion Stock sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall occur simultaneously on the effective date of the Closing.

32.  EXPENSES OF CONVERSION

     The Mutual Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

33.  AMENDMENT OR TERMINATION OF PLAN

     If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from regulatory authorities or otherwise at any time prior to solicitation of proxies from Members and Bank stockholders to vote on this Plan by the

Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the Applicable Regulatory Authorities. Any amendment to this Plan made after approval by the Members and Bank stockholders with the approval of the Applicable Regulatory Authorities shall not necessitate further approval by the Members unless otherwise required by the Applicable Regulatory Authorities. This Plan may be terminated by the Board of Directors of the Mutual Holding Company at any time prior to the Special Meeting of Members and the Special Meeting of Stockholders to vote on this Plan, and at any time thereafter with the concurrence of the Applicable Regulatory Authorities.

     By adoption of the Plan, the Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate the Plan under the circumstances set forth in this Section.

34.  CONDITIONS TO CONVERSION

     Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

     A. Prior receipt by the Mutual Holding Company and the Bank of rulings of the United States Internal Revenue Service and the Washington State taxing authorities, or opinions of counsel or tax advisors as described in Section 26 hereof;

     B.  The sale of all of the Conversion Stock offered in the Conversion; and

     C.  The completion of the Conversion within the time period specified in
Section 3 of this Plan.

35.  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the Applicable Regulatory Authorities.

     This Amended and Restated Plan of Conversion and Reorganization was adopted on this 28th day of August, 1997.